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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                             APEX PC SOLUTIONS, INC.



                                    ARTICLE I

                                      NAME

     The name of this corporation is Apex PC Solutions, Inc.


                                   ARTICLE II

                                    PURPOSES

     This corporation is organized for the following purposes:

     A. To engage in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act.

     B. To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation, or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.


                                   ARTICLE III

                                     SHARES

     The aggregate number of shares which this corporation shall have the authority to issue is 101,000,000 shares, which shall be divided into two classes consisting of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

     The Board of Directors shall have authority at any time or from time to time to issue the Preferred Stock in one or more separate series and to establish the following preferences, limitations and relative rights for each series:

     (a)  the designation of the series;

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     (b)  the number of shares in the series, which number may at any time or from time to time be increased or decreased by the directors notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the directors shall have otherwise provided in creating such series;

     (c)  the rate of dividends;

     (d) whether shares in the series may be redeemed and, if so, the redemption price and the terms, time and conditions of such redemption;

     (e) the amount payable upon shares of such series, if any, in the event of voluntary or involuntary liquidation;

     (f) sinking fund provisions, if any, for the redemption or purchase of shares in the series;

     (g) the terms and conditions, if any, on which shares in the series may be converted into shares of common stock or other securities of the Corporation;

     (h)  voting rights, if any; and

     (i) such other covenants, limitations and conditions as may in the judgment of the Board of Directors be deemed reasonably calculated to preserve and protect the preferences, limitations and relative rights specified under (a) through (h) above.

     In establishing any series of Preferred Stock, the Board of Directors shall designate such series so as to distinguish it from all other series of Preferred Stock and fix and determine the preferences, limitations and relative rights of such series to the extent authorized in these Amended and Restated Articles of Incorporation. Prior to the issuance of any shares of any series of Preferred Stock, this corporation shall execute and file Articles of Amendment, which shall be effective without shareholder action, determining the terms of the series of shares.

     The authority granted by these Amended and Restated Articles of Incorporation to the Board of Directors to determine the preferences, limitations and relative rights of any series of Preferred Stock shall be limited to supplying such terms in the case of unissued shares, and no power shall exist to alter or change the terms of any shares that have previously been issued.


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                                   ARTICLE IV

                                     BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.


                                    ARTICLE V

                           REGISTERED AGENT AND OFFICE

     The name of the current registered agent of this corporation and the address of its current registered office are as follows:

                         Name                Address

                         DWTR&J Corp.        2600 Century Square Building
                                             1501 4th Avenue
                                             Seattle, Washington 98101-1688


                                   ARTICLE VI

                       LIMITATION OF DIRECTORS' LIABILITY

     A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.


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                                   ARTICLE VII

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1. RIGHT TO INDEMNIFICATION, Each person who was, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorneys's fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

     Section 2. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section 1 of this Article is not paid in fall by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or


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its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

     Section 3. NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 4. INSURANCE, CONTRACTS AND FUNDING. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     Section 5.  INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION.
The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

     Dated this 15th day of January, 1997.



                                   /s/ Kevin J. Hafer
                                   ------------------------------
                                   Kevin J. Hafer, President and
                                    Chief Executive Officer


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